Exhibit 99.1

Poniard Pharmaceuticals Announces Shareholders Approve Merger with ALLOZYNE

1-for-40 Reverse Stock Split of Poniard Common Stock to be

Effective at 5:00 PM, Pacific time, on November 22, 2011

SAN FRANCISCO, Calif. – November 21, 2011 – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD) announced today that its shareholders have approved proposals to complete the previously announced merger with ALLOZYNE, Inc., including (i) the issuance of shares of Poniard common stock and resulting change of control of Poniard resulting from the merger and (ii) effecting a 1-for-40 reverse stock split of Poniard common stock. ALLOZYNE stockholders also have approved the merger. The transaction, which is subject to customary closing conditions, is expected to be completed within the next several weeks.

The Poniard reverse stock split should be effective at 5:00 PM, Pacific Time, on November 22, 2011, and Poniard common stock is expected to begin to trade on The NASDAQ Capital Market on a split-adjusted basis at the opening of trading on November 23, 2011.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the development and commercialization of innovative oncology products. For additional information please visit www.poniard.com.

About ALLOZYNE

ALLOZYNE is a biopharmaceutical company creating a pipeline of novel protein therapeutic product candidates to treat autoimmune and inflammatory diseases and cancer. ALLOZYNE’s current product development efforts are based on its proprietary biocipher™ technology platforms which allow for the union of biological protein engineering and medicinal chemistry in order to create novel and enhanced protein therapeutics.

The technology underlying ALLOZYNE’s biocipher™ platforms is comprised of three components:

•	the ability to site-specifically modify the amino acid sequence of any protein;

•	the ability to insert stable chemical hinges into these modified sites within the protein; and

•	the utilization of these hinges to attach bioconjugates such as polymers, toxic drugs, and antibodies.

ALLOZYNE’s mission is to leverage its platform technologies to develop best-in-class and first-in-class product candidates customized to optimize safety, efficacy, dosing convenience and drug characteristics that ALLOZYNE believes may lead to enhanced patient compliance and disease modification.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1994. Forward-looking statements include statements regarding the timing of the effectiveness of the reverse stock split, timing of trading on a split-adjusted basis and the completion of the merger of Poniard and Allozyne. Such statements are based on management’s current expectations, but actual results may differ materially due to various risks and uncertainties, including, but not limited to, the inability of Poniard or Allozyne to satisfy the conditions of the proposed merger, or that the proposed merger is otherwise delayed or ultimately not consummated, or other event and factors disclosed previously in Poniard’s Form S-4 filed with the Securities and Exchange Commission in connection with the proposed merger with Allozyne, as amended.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Poniard undertakes no obligation to update any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

For Further Information:

Media:

David Pitts

Argot Partners

(212) 600-1902

david@argotpartners.com

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